UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

__________________________

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): December 6, 2013

EASTGROUP PROPERTIES, INC.
(Exact Name of Registrant as Specified in its Charter)

Maryland	1-07094	13-2711135
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

190 East Capitol Street, Suite 400, Jackson, MS 39201
(Address of Principal Executive Offices, including zip code)

(601) 354-3555
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers
On December 6, 2013, the Board of Directors (the “Board”) of EastGroup Properties, Inc. (the “Company”) increased the size of the Board from eight to nine members and elected H. Eric Bolton, Jr. to fill the newly created position on the Board. Mr. Bolton will serve as an independent director.
Mr. Bolton has been Chief Executive Officer of Mid-America Apartment Communities, Inc. (“MAA”) since October 2001 and Chairman of the Board of Directors of MAA since September 2002. Mr. Bolton joined MAA in 1994 as Vice President of Development and was named Chief Operating Officer in February 1996 and promoted to President in December 1996. Prior to that time, Mr. Bolton was Executive Vice President and Chief Financial Officer of Trammell Crow Realty Advisors. Mr. Bolton served on the Board of Directors of Interstate Hotels and Resorts, Inc. from 2008 to 2010.
There are no arrangements or understandings between Mr. Bolton and any other persons pursuant to which Mr. Bolton was appointed a director of the Company. There are no transactions in which Mr. Bolton has an interest requiring disclosure under Item 404(a) of Regulation S-K.
Mr. Bolton will receive compensation for his service on the Board of Directors in accordance with the Company’s Compensation Program for Non-Employee Directors.
SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:    December 11, 2013

EASTGROUP PROPERTIES, INC.

By: /s/N. KEITH MCKEY
N. Keith McKey
Executive Vice President, Chief Financial Officer, Treasurer and Secretary